FOR IMMEDIATE RELEASE   Contact:  Santo P. Pasqualucci
                                                          President and CEO
                                                             (508) 548-3500



                        FALMOUTH BANCORP, INC. TO BE
                     ACQUIRED BY INDEPENDENT BANK CORP.

      FALMOUTH, MA (January 9, 2004) - Falmouth Bancorp, Inc. (AMEX: FCB), the holding company for Falmouth Bank, today announced that it has reached a definitive agreement to be acquired by Independent Bank Corp. (NASDAQ:
INDB), the parent company of Rockland Trust, in a part cash, part stock transaction valued at approximately $36.9 million, including approximately $2.5 million in cash that will be paid to Falmouth Bancorp option holders in exchange for the cancellation of those options. The $36.9 million transaction value is derived by using Independent Bank Corp.'s closing price per share on January 8, 2004 of $29.00 for the stock component of the transaction.

      "This acquisition is good news for Falmouth Bank customers," said Santo P. Pasqualucci, President and CEO of Falmouth Bank. "Like Falmouth Bank, Rockland Trust Company has always been committed to serving the local community and offering personalized service and competitive products. Falmouth customers will benefit from the strength that Rockland Trust offers and can look forward to an even greater range of products and services," he said.

      The terms of the definitive agreement call for half of the outstanding shares of Falmouth Bancorp, Inc. to be converted into 1.28 shares of Independent Bank Corp. and for the other half of the outstanding Falmouth shares to be purchased for $38.00 in cash.

      The transaction is intended to qualify as a tax-free reorganization for federal income tax purposes and to provide a tax-free exchange of shares.

      The definitive agreement has been approved by the Boards of Directors of both Independent Bank Corp. and Falmouth Bancorp, Inc. The transaction is subject to all required regulatory approvals, approval by the shareholders of Falmouth, and other standard conditions. The transaction is expected to be completed by mid-year 2004.

      Falmouth Bancorp, Inc. was advised by Trident Securities, a division of McDonald Investments Inc., and its legal counsel was Thacher Proffitt & Wood LLP. Independent Bank Corp. was advised by Legg Mason Wood Walker, Inc., and its legal counsel was Choate, Hall & Stewart.

      The proposed transaction will be submitted to Falmouth Bancorp, Inc.'s stockholders for consideration. Falmouth will file with the SEC a proxy statement and


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other relevant documents concerning the proposed transaction, and
Independent Bank Corp. will file a registration statement and other relevant documents. Investors and security holders are advised to read the proxy statement and other documents related to the Falmouth Bancorp, Inc. and Independent Bank Corp. merger when they become available and any amendments to these documents when they become available because they will contain important information. Investors and security holders may obtain these documents free of charge, when available, and other documents filed by Falmouth Bancorp, Inc. with the SEC at the SEC's Internet web site (www.sec.gov) and these documents may be obtained for free from Falmouth Bancorp by directing such request to Falmouth Bancorp, Inc., 20 Davis Straits, Massachusetts 02540, telephone (508) 548-3500.

      Falmouth Bancorp, Inc. and its directors and executive officers intend to solicit proxies from Falmouth shareholders in favor of the merger. Information about the directors and executive officers of Falmouth Bancorp, Inc. and their ownership of Falmouth common stock is set forth in the proxy statement, dated December 17, 2003, for Falmouth Bancorp, Inc.'s annual meeting of stockholders, as filed with the SEC. Additional information regarding their interests may be obtained by reading the proxy statement relating to the merger when it becomes available.

      Falmouth Bancorp, Inc. has $166.1 million in assets and is the holding company for Falmouth Bank, which operates four branches on Cape Cod. Founded in 1925, Falmouth Bank is committed to the local community by providing attentive, personal service with competitive products. For more information, visit our web site at www.falmouthbank.com.

      This press release contains certain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors which are, in some cases, beyond the control of Falmouth Bancorp, Inc. Actual events, performance and results could differ materially from the anticipated event, performance or results expressed or implied in such forward-looking statements. The factors which may cause such differences include, among other factors, the ability of the parties to consummate the transactions contemplated by the Agreement, conditions imposed on the consummation of such transactions by regulatory agencies, the competitive environment and general economic conditions.


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